EXHIBIT (b)(2)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

INVESTMENT GRADE INCOME PORTFOLIO

May 1, 2015

Pursuant to ARTICLE VI, Section 6.2 of the AMENDED AND RESTATED BY-LAWS of Investment Grade Income Portfolio (the “Trust”), upon the vote of a majority of the Trustees of the Trust, the AMENDED AND RESTATED BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Core Bond Portfolio.

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